UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 23, 2008

Phoenix Technologies Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17111	04-2685985
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-570-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2008, Phoenix Technologies Ltd., a Delaware corporation ("Phoenix") announced it has agreed to acquire all of the outstanding shares of privately held General Software, Inc., a Washington corporation ("General Software"), pursuant to a Stock Purchase Agreement (the "Purchase Agreement") by and among Phoenix, General Software, the holder of the outstanding shares of General Software (the "Shareholder") and the representative of the Shareholder.

Under the terms of the Purchase Agreement, the total consideration for the outstanding shares of General Software will be approximately $20 million, including liabilities that will be assumed by Phoenix at closing. The net consideration to be paid to the General Software shareholder will be in the form of cash and Phoenix common stock.

The acquisition has been approved by the board of directors of Phoenix and the board of directors and shareholder of General Software and is subject to customary closing conditions.

The press release announcing the transaction is attached to this Current Report as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

Under the terms of the Purchase Agreement, the Shareholder will be entitled to receive up to approximately 668,000 shares of Phoenix common stock. The shares will be issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act").

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Technologies Ltd.

July 24, 2008	By:	/s/ Timothy C. Chu

Name: Timothy C. Chu
Title: Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 24, 2008 announcing acquisition of General Software.